FOR IMMEDIATE RELEASE DATE: APRIL 28, 2004	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE THIRD QUARTER ENDED MARCH 31, 2004,
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, April 28, 2004 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the third quarter ended March 31, 2004.

Financial Highlights (In thousands, except per share data; unaudited)	Three Months Ended March 31			Nine Months Ended March 31
	2004	2003	% Change	2004	2003	% Change
Net Sales	$51,500	$44,228	16.4%	$174,715	$157,548	10.9%

Operating Income	$1,478	$841	75.7%	$12,169	$7,987	52.4%

Income Before Cumulative
Effect of Accounting Change	$920	$468	96.6%	$7,527	$5,370	40.2%

Net Income (Loss)	$920	$468	96.6%	$7,527	$(13,171)	n/m

Earnings Per Share Before
Cumulative Effect of
Accounting Change (diluted)	$0.05	$0.02	150.0%	$0.38	$0.27	40.7%

Earnings (Loss) Per Share
(diluted)	$0.05	$0.02	150.0%	$0.38	$(.66)	n/m

	3/31/04	6/30/03
Working Capital	$ 61,546	$ 59,633
Total Assets	$167,118	$162,776
Shareholders' Equity	$129,037	$124,905

Third Quarter 2004 Results

        Net sales in the third quarter of fiscal 2004 were $51.5 million, a 16% increase from last year’s third quarter net sales of $44.2 million. Fiscal 2004 third quarter net income of $0.9 million ($0.05 per share) increased 97% from the $0.5 million ($0.02 per share) reported last year. Lighting Segment net sales increased 22% to $34.6 million, and Graphics Segment net sales increased 7% to $16.9 million. Net sales to the petroleum / convenience

LSI Industries Inc. Third Quarter Results
April 28, 2004

store market, the Company’s major market, represented 27% and 30% of total net sales in the third quarters of fiscal years 2004 and 2003, respectively. Earnings per share for all periods represent diluted earnings per share.

2004 Nine Month Results

        Net sales in the first nine months of fiscal 2004 were $174.7 million, an 11% increase from last year’s nine month net sales of $157.5 million. Fiscal 2004 net income of $7.5 million ($0.38 per share) increased 40% from the $5.4 million (before the cumulative effect of a non-cash accounting change related to goodwill impairment) ($0.27 per share) reported last year. After consideration of the cumulative effect of the accounting change related to the Fiscal 2003 write down of goodwill pursuant to the Company’s implementation of Statement of Financial Accounting Standards No. 142, the fiscal 2003 nine month net loss was $13.2 million or $(.66) per share as compared to fiscal 2004 nine month net income of $7.5 million or $0.38 per share. Lighting Segment net sales increased 15% to $112.5 million, and Graphics Segment net sales increased 4% to $62.2 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 30% of total net sales in the first nine months of fiscal years 2004 and 2003.

Balance Sheet

        The balance sheet at March 31, 2004 included current assets of $87.7 million, current liabilities of $26.1 million, working capital of $61.5 million with a strong current ratio of 3.36 to 1.0. Long-term debt obligations of $11.4 million compared to shareholders’ equity of $129.0 million. The Company currently has borrowing capacity of $38.5 million under its $50 million commercial bank facility, which was recently renewed in the third quarter. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “Sales results of the third quarter were much as expected, however there were some additional opportunities we were not able to capitalize on as our lighting segment was focused on the implementation of the J.D. Edwards OneWorld business operating system in the Cincinnati and Kentucky operations. Sales volume trends are up early in the fourth quarter from levels reported in the third quarter, partially due to improved weather conditions. As previously mentioned, certain one-time expenses affected results of the third quarter, including documentation and testing of internal controls as required by Section 404 of the Sarbanes-Oxley Act, and the cost of additional hiring and staffing to meet expected demand.

         Mr. Ready commented further, “In general, I am pleased with the response of our markets to the improving economy. We expect the projects we have been working on over that past many months to make LSI more efficient and effective in the commercial & industrial lighting markets. These projects include: the recently completed consolidation of our graphics companies; training of all new lighting sales reps; the introduction of new catalogs and the first-ever LSI total lighting products buyers guide; and the beginning of the consolidation of our lighting companies. Our lighting segment business has felt the impact of increased steel prices used in both pole and fixture manufacturing. As a response we are following the lighting

LSI Industries Inc. Third Quarter Results
April 28, 2004

industry practice of passing on price increases or surcharges to our customers in order to cover our higher cost of materials. Our core strategy of combining lighting and graphics to create image continues to work well with our customer base. This strategy allows us to approach our various markets with a powerful competitive advantage which leverages the importance of LSI with our customers. Our business continues to gain strength and the outlook remains positive as the general economy continues its recovery. We remain very optimistic about our business prospects and growth, both near-term as well as long-term.”

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.072 per share, payable May 18, 2004 to shareholders of record as of May 11, 2004. This quarterly dividend currently represents an indicated annual rate of $0.288 per share, a 50% increase over fiscal 2003.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an integrated design, manufacturing and technology company supplying its own high quality lighting fixtures, graphics elements and narrowcast digital messaging for both exterior and interior applications. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

	Three Months Ended March 31		Nine Months Ended March 31
Condensed Income Statements	2004	2003	2004	2003
(in thousands, except per share data; unaudited)

Net sales	$51,500	$44,228	$174,715	$157,548
Cost of products sold	39,689	33,647	129,362	116,893

Gross profit	11,811	10,581	45,353	40,655

Selling and administrative expenses	10,333	9,740	33,184	32,668

Operating income	1,478	841	12,169	7,987

Other (income) expense, net	54	93	260	305

Income before income taxes	1,424	748	11,909	7,682

Income tax expense	504	280	4,382	2,312

Income before cumulative effect
of accounting change	920	468	7,527	5,370

Cumulative effect of accounting
change, net of tax	--	--	--	18,541

Net income (loss)	$920	$468	$7,527	$(13,171)

Earnings (loss) per common share
Basic
Earnings per share before
effect of accounting change	$.05	$.02	$.38	$.27

Earnings (loss) per share	$.05	$.02	$.38	$(.67)

Earnings (loss) per common share
Diluted
Earnings per share before
effect of accounting change	$.05	$.02	$.38	$.27

Earnings (loss) per share	$.05	$.02	$.38	$(.66)

Condensed Balance Sheets	March 31, 2004	June 30, 2003
(in thousands, unaudited)

Current Assets	$87,666	$83,505
Property, Plant and Equipment, net	54,997	55,009
Other Assets	24,455	24,262

	$167,118	$162,776

Current Liabilities	$26,120	$23,872
Other Long-Term Liabilities	11,961	13,999
Shareholders' Equity	129,037	124,905

	$167,118	$162,776